Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Second Quarter 2026 Financial Results
ALEXANDRIA, Louisiana, July 30, 2026 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the second quarter of 2026.
Net income for the second quarter of 2026 was $11.8 million, or $1.78 per diluted common share (“EPS”), a decrease of $208,000 or 1.7%, compared to $12.0 million, or $1.81 EPS, for the first quarter of 2026, and an increase of $1.6 million, or 15.4%, compared to $10.2 million, or $1.51 EPS, for the second quarter of 2025. For the second quarter of 2026, the quarterly return on assets was 1.43%, and the quarterly return on equity was 12.41%.
Net income for the six months ended June 30, 2026, was $23.7 million, or $3.59 EPS, an increase of $3.2 million, or 15.5%, compared to $20.5 million, or $3.03 EPS, for the six months ended June 30, 2025. For the six months ended June 30, 2026, the return on assets was 1.44%, and the return on equity was 12.68%.
Second Quarter 2026 Performance and Operational Highlights
The second quarter of 2026 financial results included an improved net interest margin and net interest income, as well as slightly lower assets and net income. We completed our Northwest market expansion and banking center relocation project. Also, one of our founding directors retired, and we welcomed two new directors to our board.
•Net income for the second quarter of 2026 was $11.8 million, down $208,000, or 1.7%, from the prior quarter. Net income for the second quarter was impacted by an expected $1.0 million increase in operating expenses, partially offset by a $563,000 increase in net interest income. Net income for the first quarter of 2026 benefited from approximately $590,000 of periodic items that reduced operating expenses.
•Net interest income increased $563,000, or 2.0%, and net interest margin fully taxable equivalent (“FTE”) increased 10 basis points (“bp(s)”) to 3.61% for the second quarter of 2026, compared to 3.51% for the prior quarter.
•As of June 30, 2026, assets were $3.31 billion, down $35.3 million, or 1.1%, from $3.35 billion as of March 31, 2026, as a result of a $40.9 million decrease in deposits.
•Deposits totaled $2.91 billion as of June 30, 2026, down $40.9 million, or 1.4%, from $2.95 billion as of March 31, 2026. This decrease was primarily due to the seasonal outflow of funds from customer income tax payments, along with fluctuations in lawyer trust accounts due to the timing of legal settlements.
•As of June 30, 2026, loans held for investment (“HFI”) were $2.26 billion, up slightly from $2.25 billion as of March 31, 2026. In the second quarter of 2026, new loan originations and construction commitment fundings exceeded payments and payoffs.
•In the second quarter of 2026, nonperforming assets (“NPA(s)”) decreased $1.6 million, or 38.3%, to $2.6 million, or 0.08% of assets, as of June 30, 2026. This improvement was due to the successful resolution of problem loans, which resulted in the receipt of $180,000 of related interest income and collection expense reimbursements.
•We paid a quarterly cash dividend of $0.25 per common share in the second quarter of 2026.
•The 2026 stock repurchase program authorizes us to purchase up to $10.0 million of our outstanding shares of common stock from January 1, 2026 through December 31, 2026. There was no stock repurchase activity in the first half of 2026. As of June 30, 2026, the 2026 stock repurchase program had $10.0 million of available capacity.
•We continued to implement our organic expansion plan with the following projects:
◦In the Northwest market, we completed our relocation projects. In May 2026, we relocated our Northwest market leadership and lenders to our newly constructed Shreveport Commercial and Private Banking Loan and Deposit Production Office, which is adjacent to our East Kings banking center. We also relocated the Market Street banking center, serving our retail customers, to the nearby American Tower building, which has a more efficient cost structure.
◦In the New Orleans market, we recently completed remodeling a portion of the ground floor of the Energy Centre Building on Poydras Street. On July 20, 2026, we relocated the Baronne Street retail banking center and the New Orleans market leadership and lenders to this updated, convenient, and visible location.
◦In the Acadiana market, construction is in process on our second full-service banking center in this market, located on Camellia Boulevard in Lafayette, Louisiana. We expect this location to open early in 2027.
•In May 2026, there were changes to the boards of directors of the Company and the Bank. Founding board member Kirk D. Cooper retired, and A. Peyton Bush, IV and R. Chance DeWitt, M.D. were appointed as new directors of both the Company and the Bank.

•In June 2026, RRBI was added to the State Street SPDR S&P Regional Banking ETF (ticker: “KRE”) as part of its quarterly fund rebalance.
Blake Chatelain, President and Chief Executive Officer, stated, “The second quarter of 2026 was one of solid, consistent performance driven by net interest margin expansion and a consistent balance sheet. As expected, net income and EPS in the second quarter of 2026 were slightly lower than the prior quarter, which had benefited from periodic rebates and refunds from vendors.
“We are pleased with the 10 bp expansion to the net interest margin FTE to 3.61% as we repriced loans at higher yields and had a lower cost of deposits. Our balance sheet is well positioned for a ‘higher for longer’ interest rate environment, though the interest rate outlook remains challenging to predict due to geopolitical tensions and uncertainty regarding energy prices. We are encouraged to see Chairman Warsh, the new chair of the Federal Reserve, commit to bring inflation under control, as inflation and high costs continue to be a burden for families and businesses.
“In the second quarter of 2026, loan growth was partially offset by loan payoffs with the sale of businesses, along with large commercial real estate projects transitioning to permanent financing in the secondary market. Based on our current loan pipeline activity and levels, we anticipate higher loan growth in the second half of 2026.
“We have been very busy with our organic expansion plan. In May 2026, we completed the Northwest market relocation projects. Our new Northwest market loan and deposit production office is conveniently located next to our East Kings banking center, and is more accessible for our customers and efficient for our employees. In July 2026, in the New Orleans market, we were pleased to relocate our leadership, lending, and banking center teams together into the Energy Centre Building. This consolidation will allow us to improve our customer service by providing all banking services from one location.
“I want to thank Kirk Cooper, a founding board member, for serving as a director and congratulate him on his retirement. Over the past 27 years, Kirk has served as an insightful and dedicated leader, providing guidance and support to the Company. On behalf of the entire board and management, we wish him the very best in retirement. We welcome Peyton Bush and Dr. Chance DeWitt to the boards and look forward to their future guidance and involvement. Peyton is a lifelong resident of New Orleans and has extensive financial knowledge and expertise. Chance is originally from Alexandria and now lives and practices medicine in Lafayette.
“As we enter the second half of 2026, we are focused on expanding the Red River Bank banking center network and team, evaluating expansion opportunities, providing personalized banking services to our customers, and welcoming new banking relationships. We are well positioned to provide solid profitability and returns for our shareholders.”
Net Interest Income and Net Interest Margin FTE
Net interest income for the second quarter of 2026 was $29.0 million, which was $563,000, or 2.0%, higher than the first quarter of 2026 and benefited from one more accrual day. Net interest margin FTE was 3.61% for the second quarter of 2026, which was 10 bps higher than the prior quarter. These improvements were primarily driven by higher loan yields and a lower cost of deposits. Interest income on loans increased $689,000 due to higher loan yields, and included $98,000 of additional interest income resulting from the successful resolution of nonaccrual loans in the second quarter. For the second quarter of 2026, the average rate on new and renewed loans was 6.38%. Interest expense decreased by $385,000 primarily due to lower average interest-bearing deposit balances, which resulted in a 4 bp decrease in the cost of deposits.
In the second half of 2025, the Federal Open Market Committee (“FOMC”) reduced the federal funds rate by 75 bps, resulting in a range of 3.50%-3.75%, which remained throughout the first half of 2026. Due to uncertainty regarding the forecasted interest rate environment, we are modeling a consistent federal funds range for the second half of 2026. During the remainder of 2026, we project $157.4 million of fixed rate loans at 5.91% to mature, which we expect to redeploy into loans with slightly higher rates. We have $489.1 million of floating rate loans at 6.14%, which we expect to remain at a consistent rate. We also expect to receive $56.8 million in securities cash flows at 3.69%, for which we are currently evaluating reinvestment options as we consider balance sheet management strategies. We project $449.6 million in time deposits at 3.44% to mature, with the opportunity to reprice slightly lower. Depending on balance sheet activity and interest rate competition, we expect net interest income and net interest margin FTE to increase slightly in the second half of 2026.
Noninterest Income
Noninterest income totaled $4.7 million for the second quarter of 2026, up $205,000, or 4.5%, from the previous quarter.
Mortgage loan income was $928,000 for the second quarter of 2026, up $323,000, or 53.4%, from the previous quarter due to increased purchase activity.
Debit card income, net, was $1.1 million for the second quarter of 2026, up $151,000, or 16.5%, from the previous quarter. This increase was mainly due to higher debit card activity and receipt of a $63,000 periodic refund from our debit card provider in the second quarter of 2026.
The Small Business Investment Company (“SBIC”) partnerships reported a loss of $291,000 in the second quarter of 2026, compared to a loss of $105,000 in the previous quarter. These losses were mainly due to fund value adjustments as an SBIC fund continues its wind-down phase. We expect SBIC income or loss to fluctuate in future quarters.

Operating Expenses
Operating expenses totaled $18.3 million for the second quarter of 2026, up $1.0 million, or 6.0%, from the previous quarter.
Data processing expense totaled $758,000 for the second quarter of 2026, up $381,000, or 101.1%, from the previous quarter. The first quarter of 2026 benefited from the receipt of a $389,000 periodic refund from our data processing center.
Personnel expenses totaled $10.7 million for the second quarter of 2026, up $194,000, or 1.8%, from the previous quarter. This increase was primarily due to annual raises effective April 2026 and an increase in headcount. As of June 30, 2026 and March 31, 2026, we had 381 and 375 total employees, respectively.
Loan and deposit expenses totaled $242,000 for the second quarter of 2026, up $139,000, or 135.0%, from the previous quarter. The second quarter of 2026 benefited from reimbursement of $82,000 of collection expenses due to the successful resolution of nonaccrual loans. The first quarter of 2026 benefited from receipt of a $201,000 negotiated, variable rebate from a vendor.
Occupancy and equipment expenses totaled $1.9 million for the second quarter of 2026, up $51,000, or 2.7%, from the previous quarter. This increase was primarily due to $78,000 of nonrecurring expenses related to our newly constructed Shreveport Commercial and Private Banking Loan and Deposit Production Office, as well as the relocation of a banking center, both in the Northwest market.
Loans
Loans HFI were $2.26 billion as of June 30, 2026 and $2.25 billion as of March 31, 2026. In the second quarter of 2026, new loan originations and construction commitment fundings exceeded payments and payoffs. As of June 30, 2026, we had $93.5 million of unfunded construction loan commitments, which we expect to fund over time.

Loans HFI by Category
	June 30, 2026		March 31, 2026		Change from March 31, 2026 to June 30, 2026
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$914,002	40.4%	$910,965	40.4%	$3,037	0.3%
One-to-four family residential	637,566	28.2%	632,554	28.1%	5,012	0.8%
Construction and development	234,190	10.3%	240,686	10.7%	(6,496)	(2.7%)
Commercial and industrial	399,933	17.7%	391,611	17.4%	8,322	2.1%
Tax-exempt	51,539	2.3%	52,779	2.3%	(1,240)	(2.3%)
Consumer	26,750	1.1%	25,951	1.1%	799	3.1%
Total loans HFI	$2,263,980	100.0%	$2,254,546	100.0%	$9,434	0.4%
Asset Quality and Allowance for Credit Losses
NPAs totaled $2.6 million as of June 30, 2026, a decrease of $1.6 million, or 38.3%, from March 31, 2026, primarily due to the successful resolution of nonaccrual loans. The ratio of NPAs to assets was 0.08% and 0.13% as of June 30, 2026 and March 31, 2026, respectively.
The provision for credit losses for the second quarter of 2026 was $750,000, which was consistent with the prior quarter. As of June 30, 2026, the allowance for credit losses (“ACL”) was $24.8 million. The ratio of ACL to loans HFI was 1.09% as of June 30, 2026 and 1.07% as of March 31, 2026. The net charge-offs to average loans ratio was 0.00% for the second and first quarters of 2026.

Deposits
As of June 30, 2026, deposits were $2.91 billion, a decrease of $40.9 million, or 1.4%, compared to March 31, 2026. The decrease in deposits for the second quarter of 2026 was primarily due to the seasonal outflow of funds from customer income tax payments, along with fluctuations in lawyer trust accounts due to timing of legal settlements.

Deposits by Account Type
	June 30, 2026		March 31, 2026		Change from March 31, 2026 to June 30, 2026
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$910,457	31.3%	$916,413	31.1%	$(5,956)	(0.6%)
Interest-bearing deposits:
Interest-bearing demand deposits	183,384	6.3%	189,993	6.4%	(6,609)	(3.5%)
NOW accounts	439,093	15.1%	465,146	15.8%	(26,053)	(5.6%)
Money market accounts	590,414	20.3%	590,107	20.0%	307	0.1%
Savings accounts	173,277	6.0%	174,393	5.9%	(1,116)	(0.6%)
Time deposits less than or equal to $250,000	402,423	13.9%	405,281	13.8%	(2,858)	(0.7%)
Time deposits greater than $250,000	206,019	7.1%	204,602	7.0%	1,417	0.7%
Total interest-bearing deposits	1,994,610	68.7%	2,029,522	68.9%	(34,912)	(1.7%)
Total deposits	$2,905,067	100.0%	$2,945,935	100.0%	$(40,868)	(1.4%)

Deposits by Customer Type
	June 30, 2026		March 31, 2026		Change from March 31, 2026 to June 30, 2026
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,401,507	48.2%	$1,409,126	47.8%	$(7,619)	(0.5%)
Commercial	1,269,426	43.7%	1,296,580	44.0%	(27,154)	(2.1%)
Public	234,134	8.1%	240,229	8.2%	(6,095)	(2.5%)
Total deposits	$2,905,067	100.0%	$2,945,935	100.0%	$(40,868)	(1.4%)
Stockholders’ Equity
Total stockholders’ equity as of June 30, 2026, was $384.6 million, compared to $373.3 million as of March 31, 2026. The $11.2 million, or 3.0%, increase in stockholders’ equity during the second quarter of 2026 was attributable to $11.8 million of net income, a $964,000, net of tax, market adjustment to accumulated other comprehensive loss related to securities, and $144,000 of stock compensation, partially offset by $1.6 million in cash dividends related to a $0.25 per share cash dividend that we paid on June 18, 2026.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible common equity, realized common equity, tangible assets, tangible book value per share, realized book value per share, and tangible common equity to tangible assets as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and two combined loan and deposit production offices, one each in Lafayette, Louisiana, and Shreveport, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes the Slidell-Mandeville-Covington MSA; Acadiana, which includes the Lafayette MSA; and New Orleans, which includes the New Orleans-Metairie MSA.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business, interest rates, and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Senior Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net Income	$11,763	$11,971	$10,196	$23,734	$20,548

Per Common Share Data:
Earnings per share, basic	$1.79	$1.82	$1.51	$3.61	$3.04
Earnings per share, diluted	$1.78	$1.81	$1.51	$3.59	$3.03
Book value per share	$58.40	$56.76	$50.23	$58.40	$50.23
Tangible book value per share(1)	$58.17	$56.53	$50.00	$58.17	$50.00
Realized book value per share(1)	$65.19	$63.70	$58.92	$65.19	$58.92
Cash dividends per share	$0.25	$0.25	$0.12	$0.50	$0.24
Shares outstanding	6,584,696	6,577,186	6,676,609	6,584,696	6,676,609
Weighted average shares outstanding, basic	6,584,696	6,576,994	6,740,312	6,580,866	6,758,720
Weighted average shares outstanding, diluted	6,615,135	6,609,208	6,764,886	6,611,437	6,783,575

Summary Performance Ratios:
Return on average assets	1.43%	1.44%	1.30%	1.44%	1.31%
Return on average equity	12.41%	12.95%	12.27%	12.68%	12.55%
Net interest margin	3.56%	3.47%	3.31%	3.51%	3.24%
Net interest margin FTE	3.61%	3.51%	3.36%	3.56%	3.29%
Efficiency ratio	54.25%	52.37%	56.87%	53.32%	56.20%
Loans HFI to deposits ratio	77.93%	76.53%	76.09%	77.93%	76.09%
Noninterest-bearing deposits to deposits ratio	31.34%	31.11%	31.95%	31.34%	31.95%
Noninterest income to average assets	0.58%	0.55%	0.60%	0.56%	0.64%
Operating expense to average assets	2.22%	2.08%	2.21%	2.15%	2.16%

Summary Credit Quality Ratios:
NPAs to assets	0.08%	0.13%	0.04%	0.08%	0.04%
Nonperforming loans to loans HFI	0.11%	0.18%	0.05%	0.11%	0.05%
ACL to loans HFI	1.09%	1.07%	1.04%	1.09%	1.04%
Net charge-offs to average loans	0.00%	0.00%	0.00%	0.00%	0.02%

Capital Ratios:
Stockholders’ equity to assets	11.61%	11.16%	10.59%	11.61%	10.59%
Tangible common equity to tangible assets(1)	11.57%	11.11%	10.54%	11.57%	10.54%
Total risk-based capital to risk-weighted assets	18.76%	18.51%	18.33%	18.76%	18.33%
Tier I risk-based capital to risk-weighted assets	17.71%	17.47%	17.32%	17.71%	17.32%
Common equity Tier I capital to risk-weighted assets	17.71%	17.47%	17.32%	17.71%	17.32%
Tier I risk-based capital to average assets	12.77%	12.26%	12.18%	12.77%	12.18%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
ASSETS
Cash and due from banks	$33,327	$36,677	$25,685	$33,651	$42,453
Interest-bearing deposits in other banks	162,069	173,845	187,707	127,404	167,989
Securities available-for-sale, at fair value	617,016	638,729	647,310	636,679	566,981
Securities held-to-maturity, at amortized cost	118,356	120,609	122,619	124,853	127,305
Equity securities, at fair value	3,000	3,012	3,031	3,019	2,990
Nonmarketable equity securities	2,442	2,425	2,407	2,387	2,368
Loans held for sale	2,512	3,951	3,148	3,260	4,711
Loans held for investment	2,263,980	2,254,546	2,248,669	2,173,073	2,138,580
Allowance for credit losses	(24,771)	(24,051)	(23,399)	(22,801)	(22,222)
Premises and equipment, net	60,136	60,516	59,270	58,573	58,622
Accrued interest receivable	10,317	11,352	11,131	10,281	10,027
Bank-owned life insurance	31,724	31,488	31,267	31,041	30,817
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	1,326	1,407	1,487	1,564	2,489
Other assets	28,345	30,548	29,032	29,833	33,436
Total Assets	$3,311,325	$3,346,600	$3,350,910	$3,214,363	$3,168,092
LIABILITIES
Noninterest-bearing deposits	$910,457	$916,413	$913,868	$918,974	$897,997
Interest-bearing deposits	1,994,610	2,029,522	2,049,544	1,919,809	1,912,608
Total Deposits	2,905,067	2,945,935	2,963,412	2,838,783	2,810,605
Accrued interest payable	6,349	6,025	6,128	6,681	6,242
Lease liabilities	1,383	1,465	1,544	1,623	2,613
Accrued expenses and other liabilities	13,975	19,849	14,676	15,965	13,282
Total Liabilities	2,926,774	2,973,274	2,985,760	2,863,052	2,832,742
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	27,591	27,591	27,543	27,543	32,896
Additional paid-in capital	3,473	3,329	3,217	3,105	2,992
Retained earnings	398,175	388,058	377,731	367,302	357,488
Accumulated other comprehensive income (loss)	(44,688)	(45,652)	(43,341)	(46,639)	(58,026)
Total Stockholders’ Equity	384,551	373,326	365,150	351,311	335,350
Total Liabilities and Stockholders’ Equity	$3,311,325	$3,346,600	$3,350,910	$3,214,363	$3,168,092

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Six Months Ended
(in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$32,234	$31,545	$29,500	$63,779	$57,771
Interest on securities	5,778	5,844	5,148	11,622	10,003
Interest on deposits in other banks	1,294	1,737	2,063	3,031	4,724
Dividends on stock	17	19	19	36	40
Total Interest and Dividend Income	39,323	39,145	36,730	78,468	72,538
INTEREST EXPENSE
Interest on deposits	10,356	10,741	10,911	21,097	22,109
Total Interest Expense	10,356	10,741	10,911	21,097	22,109
Net Interest Income	28,967	28,404	25,819	57,371	50,429
Provision for credit losses	750	750	450	1,500	900
Net Interest Income After Provision for Credit Losses	28,217	27,654	25,369	55,871	49,529
NONINTEREST INCOME
Service charges on deposit accounts	1,388	1,395	1,337	2,783	2,719
Debit card income, net	1,067	916	1,081	1,983	2,074
Mortgage loan income	928	605	567	1,533	1,097
Brokerage income	874	939	989	1,812	2,314
Loan and deposit income	521	498	418	1,019	877
Bank-owned life insurance income	236	221	224	457	437
Gain (Loss) on equity securities	(13)	(19)	9	(31)	53
Gain (Loss) on sale and call of securities	(22)	—	—	(22)	—
SBIC income (loss)	(291)	(105)	47	(395)	327
Other income (loss)	50	83	46	132	92
Total Noninterest Income	4,738	4,533	4,718	9,271	9,990
OPERATING EXPENSES
Personnel expenses	10,711	10,517	10,216	21,228	20,239
Occupancy and equipment expenses	1,935	1,884	1,753	3,819	3,548
Technology expenses	955	863	821	1,818	1,655
Advertising	324	328	286	652	619
Other business development expenses	641	550	455	1,190	1,013
Data processing expense	758	377	721	1,135	1,009
Other taxes	553	560	609	1,113	1,221
Loan and deposit expenses	242	103	398	345	460
Legal and professional expenses	604	529	612	1,133	1,244
Regulatory assessment expenses	409	417	388	825	779
Other operating expenses	1,154	1,122	1,108	2,278	2,168
Total Operating Expenses	18,286	17,250	17,367	35,536	33,955
Income Before Income Tax Expense	14,669	14,937	12,720	29,606	25,564
Income tax expense	2,906	2,966	2,524	5,872	5,016
Net Income	$11,763	$11,971	$10,196	$23,734	$20,548

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	June 30, 2026			March 31, 2026
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,262,588	$32,234	5.64%	$2,255,394	$31,545	5.60%
Securities - taxable	620,153	4,808	3.10%	629,550	4,872	3.10%
Securities - tax-exempt	181,703	970	2.14%	182,996	972	2.12%
Interest-bearing deposits in other banks	141,318	1,294	3.63%	191,843	1,737	3.62%
Nonmarketable equity securities	2,427	17	2.81%	2,409	19	3.10%
Total interest-earning assets	3,208,189	$39,323	4.86%	3,262,192	$39,145	4.80%
Allowance for credit losses	(24,334)			(23,647)
Noninterest-earning assets	120,368			127,068
Total assets	$3,304,223			$3,365,613
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,349,934	$5,192	1.54%	$1,440,118	$5,558	1.57%
Time deposits	607,580	5,164	3.41%	607,964	5,183	3.46%
Total interest-bearing deposits	1,957,514	10,356	2.12%	2,048,082	10,741	2.13%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,957,514	$10,356	2.12%	2,048,082	$10,741	2.13%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	945,138			917,623
Accrued interest and other liabilities	21,481			24,986
Total noninterest-bearing liabilities	966,619			942,609
Stockholders’ equity	380,090			374,922
Total liabilities and stockholders’ equity	$3,304,223			$3,365,613
Net interest income		$28,967			$28,404
Net interest spread			2.74%			2.67%
Net interest margin			3.56%			3.47%
Net interest margin FTE(3)			3.61%			3.51%
Cost of deposits			1.43%			1.47%
Cost of funds			1.29%			1.34%
(1)Includes average outstanding balances of loans held for sale of $4.7 million and $2.7 million for the three months ended June 30, 2026 and March 31, 2026, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Six Months Ended
	June 30, 2026			June 30, 2025
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,259,011	$63,779	5.62%	$2,106,756	$57,771	5.46%
Securities - taxable	624,825	9,680	3.10%	566,448	8,040	2.84%
Securities - tax-exempt	182,346	1,942	2.13%	188,480	1,963	2.08%
Interest-bearing deposits in other banks	166,441	3,031	3.62%	214,858	4,724	4.38%
Nonmarketable equity securities	2,418	36	2.95%	2,340	40	3.41%
Total interest-earning assets	3,235,041	$78,468	4.83%	3,078,882	$72,538	4.69%
Allowance for credit losses	(23,992)			(21,892)
Noninterest-earning assets	123,700			106,126
Total assets	$3,334,749			$3,163,116
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,394,777	$10,750	1.55%	$1,311,898	$11,113	1.71%
Time deposits	607,771	10,347	3.43%	594,914	10,996	3.73%
Total interest-bearing deposits	2,002,548	21,097	2.12%	1,906,812	22,109	2.34%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	2,002,548	$21,097	2.12%	1,906,812	$22,109	2.34%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	931,456			902,224
Accrued interest and other liabilities	23,225			24,014
Total noninterest-bearing liabilities	954,681			926,238
Stockholders’ equity	377,520			330,066
Total liabilities and stockholders’ equity	$3,334,749			$3,163,116
Net interest income		$57,371			$50,429
Net interest spread			2.71%			2.35%
Net interest margin			3.51%			3.24%
Net interest margin FTE(3)			3.56%			3.29%
Cost of deposits			1.45%			1.59%
Cost of funds			1.32%			1.45%
(1)Includes average outstanding balances of loans held for sale of $3.7 million and $2.6 million for the six months ended June 30, 2026 and 2025, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025
Tangible common equity
Total stockholders’ equity	$384,551	$373,326	$335,350
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Tangible common equity (non-GAAP)	$383,005	$371,780	$333,804
Realized common equity
Total stockholders’ equity	$384,551	$373,326	$335,350
Adjustments:
Accumulated other comprehensive (income) loss	44,688	45,652	58,026
Realized common equity (non-GAAP)	$429,239	$418,978	$393,376
Common shares outstanding	6,584,696	6,577,186	6,676,609
Book value per share	$58.40	$56.76	$50.23
Tangible book value per share (non-GAAP)	$58.17	$56.53	$50.00
Realized book value per share (non-GAAP)	$65.19	$63.70	$58.92

Tangible assets
Total assets	$3,311,325	$3,346,600	$3,168,092
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Tangible assets (non-GAAP)	$3,309,779	$3,345,054	$3,166,546
Stockholders’ equity to assets	11.61%	11.16%	10.59%
Tangible common equity to tangible assets (non-GAAP)	11.57%	11.11%	10.54%